EXHIBIT 21 - Subsidiaries of Registrant, Clear Channel Communications, Inc.

                Name                                 State of Incorporation
Clear Channel Communications, Inc.                          Texas
Clear Channel Broadcasting, Inc.                            Nevada
Clear Channel Broadcasting Licenses, Inc.                   Nevada
Clear Channel Holdings, Inc.                                Nevada
Eller Media Corporation                                     Delaware
Eller Media Company (1)                                     Delaware
Universal Other Holdings, Inc.                              Delaware
Clear Channel International, Ltd.                           United Kingdom
Jacor Communications Company (2)                            Delaware
AMFM Inc. (3)                                               Delaware
Katz Media Corporation                                      Delaware
SFX Entertainment, Inc. (4)                                 Delaware

(1) List omits 43 domestic consolidated wholly-owned subsidiaries carrying on the same line of business.

(2) List omits 66 domestic and 5 foreign consolidated wholly-owned subsidiaries carrying on the same line of business.

(3) List omits 50 domestic consolidated wholly-owned subsidiaries carrying on the same line of business.

(4) List omits 281 domestic and 391 foreign consolidated wholly-owned subsidiaries carrying on the same line of business.